Exhibit 10.4.2
Capital One Financial Corporation
Executive Severance Plan
Amended effective October 5, 2022
Section I. In General
Capital One Financial Corporation, on behalf of itself and its wholly-owned subsidiaries (collectively, "Capital One" or the “Company”), hereby amends and restates the plan document for the Capital One Financial Corporation Executive Severance Plan, effective as of October 5, 2022, as it may be amended from time to time (the "Plan"), to provide eligible associates who have been involuntarily terminated due to restructuring or poor performance, as determined by the Plan Administrator in its discretion, with a reasonable amount of financial security so as to allow a smooth transition to other employment. The group of eligible associates covered by the Plan constitutes a select group of management or highly compensated employees.
The Plan as set forth herein applies to all eligible associates whose termination of employment occurs on or after October 5, 2022. For any associate who is terminated before October 5, 2022, benefits under the Plan will be based on the terms of the Plan in effect at the time of the associate’s termination, as applicable. The severance benefit that applies to an eligible associate will depend upon the associate's job level as set forth below.
In order to receive any benefits under the Plan, an associate must also execute and not revoke a legally binding letter of agreement in a form acceptable to the Plan Administrator in its discretion that includes, but is not limited to, a general release of claims that covers all claims against Capital One that legally can be waived, as well as an agreement to comply with other obligations as outlined in the Plan in Section IV, “Compliance with Obligations” (the “Letter Agreement”), within the period designated in the Letter Agreement. The Letter Agreement will provide that an eligible associate who executes and does not revoke the Letter Agreement will receive the benefits as described in this Plan. The Letter Agreement will not be deemed to affect legal claims or rights that cannot under any circumstances be validly waived or released under law, such as a claim for vested benefits under a qualified retirement plan.
Notwithstanding the above, the Plan Administrator (or its designee) may in its sole and unfettered discretion designate an associate as severance-eligible if the associate is otherwise qualified under the Plan, but is involuntarily terminated for reasons other than restructuring or poor performance. Such exception shall not be made to an associate terminated for Cause (as defined herein), as determined by the Plan Administrator. Further, no such exception or designation shall be binding as to any other associate not so designated, nor shall it purport to amend the Plan or otherwise create a separate right to eligibility under the Plan. In the event the Plan Administrator designates someone as eligible under the Plan for reasons other than restructuring or poor performance, the Plan Administrator may also determine what benefit(s) shall be provided to such associate.
Section II. Eligibility
A. Eligibility Criteria
Notwithstanding the above, to be eligible for benefits under the Plan, an associate must meet all of the following eligibility requirements (and not be ineligible for benefits as provided below):

1.The associate must be a full-time associate on the U.S. payroll designated by the Plan Administrator as terminated due to restructuring or poor performance, or be a part-time associate on the U.S. payroll designated by the Plan Administrator as terminated due to restructuring.
a.Notwithstanding the foregoing, if an associate, who is designated as part time at the time of their official notification of separation, was designated as full-time (defined as “Standard Hours” of 33 or more hours per week) for more than 50% of the 12-month period immediately prior to the separation date, the associate will be eligible to receive benefits whether terminated due to restructuring or poor performance. In such case, all benefits will be paid based on the Base Pay, as defined herein, the associate received on the last day of the last pay period in which the associate was classified as a full-time associate.
b. For purposes of the Plan, a part-time associate is defined as an associate whose “Standard Hours” in the Company’s system of record are 20 hours per week or greater, but less than 33 hours per week at the time the associate is officially notified of separation. Standard Hours are the number of hours associates are scheduled to work each week, as maintained in Capital One’s system of record. Standard Hours are used to determine benefits eligibility and are maintained by managers in Capital One’s system of record. Standard Hours may not be reflective of actual hours worked in any given week.
c. For purposes of the Plan, for an involuntary termination due to restructuring, official notification is deemed to occur as set forth on the date of the letter from the Career Development Center or Associate Relations, as applicable, and for an involuntary termination due to poor performance, official notification is deemed to occur on the last day worked.
d. To be eligible for benefits provided due to poor performance, an associate must have been employed by the Company for a period of 6 consecutive months immediately prior to the associate’s separation date.
2. The associate must be classified by the Company in one of the following internal job levels at the time of their termination of employment: Vice President ("VP"); Managing Vice President ("MVP"); Senior Vice President ("SVP"); Executive Vice President ("EVP"); or Executive Committee.
3. The Plan Administrator must designate the associate as terminated by Capital One due to restructuring or poor performance. For these purposes, the Plan Administrator retains the discretion to determine whether severance benefits are payable in cases where jobs are being eliminated due to outsourcing, the sale of all or a portion of Capital One's business or assets or another corporate transaction having similar effect. Unless otherwise determined by the Plan Administrator in its discretion, an associate whose employment terminates in connection with any such reason will not be entitled to benefits under the Plan. If the Plan Administrator determines that an involuntary termination due to outsourcing, the sale of all or a portion of Capital One’s business or assets or another corporate transaction is a severance-eligible event, the Plan Administrator will retain the discretion to determine what, if any, benefits will be offered, including but not limited to continued vesting of equity awards (if permitted by the applicable award agreement).
4. The associate must continue to work for Capital One and perform in a satisfactory manner until the associate's services are no longer required.
B. Ineligibility Factors
An associate who otherwise satisfies the eligibility conditions described in the Plan is not eligible for any Plan benefits if:
1. The associate is classified by Capital One as a part-time associate with Standard Hours in the Company’s system of record of less than 20 hours per week at the time the associate is officially notified of separation, or is classified as a temporary worker (including, but not limited to, individuals engaged as contingent labor, contractors or other non-associate labor) as determined by the Plan Administrator in its discretion.
2. The associate's employment is terminated for Cause, as determined by the Plan Administrator in its discretion, or for any other reason not deemed by the Plan Administrator to be eligible under the Plan. For purposes of this Plan, Cause shall be defined as the willful and continued failure by the associate to perform substantially their duties with Capital One (other than any such failure resulting from incapacity due to physical or mental illness) or misconduct, as determined by the Plan Administrator (including by way of example, violation of any Capital One rule, policy, or any law or regulation or commission of any crime).
3. The associate is classified by the Company in an internal job level of any position other than one with an internal job level of Executive Committee, EVP, SVP, MVP, or VP.
4. The associate resigns from Capital One for any reason, including any claim of a “good reason termination” or “constructive termination” or any similar separation not designated by the Plan Administrator, in its discretion, as involuntary.
5. The associate is not legally eligible for employment with Capital One, as provided under any applicable law or regulation.
6. The associate declines reassignment to a comparable employment position as an associate of Capital One, or as otherwise determined by the Plan Administrator. The Plan Administrator will determine, in its discretion, whether an employment position within Capital One is comparable. The Plan Administrator may document, in writing, such comparability determinations, and may further adopt written guidelines for determining comparability.
7. The associate is eligible for severance-type benefits under another severance plan or agreement sponsored by the Company.
8. The associate is on a personal and/or educational leave of absence, as determined by the Plan Administrator, at the time of termination of employment. Notwithstanding this provision, if the Plan Administrator determines in its discretion to provide benefits in the event of a personal and/or educational leave of absence, the associate shall receive such benefits.

An associate who meets the Plan's eligibility requirements and meets all other conditions for the receipt of benefits under the Plan may be referred to hereinafter as a "participant."
Section III. Severance Benefits
A. Severance Payment
A participant’s cash severance benefits (“Severance Payment”) will be determined as set forth in the applicable Appendix to the Plan.
The amount of the Severance Payment is generally determined based on whether the associate is involuntarily terminated due to restructuring or poor performance. For purposes of the Plan, an associate will be deemed to have terminated due to restructuring if the associate is involuntarily terminated because the associate’s position is eliminated, substantively redesigned, or is otherwise no longer available, each as determined by the Plan Administrator in its discretion; provided, however, that a member of the Executive Committee will be deemed to have terminated due to restructuring only if the associate is involuntarily terminated because the associate’s position is eliminated. For purposes of the Plan, an associate will be deemed to have terminated for performance if the associate is terminated for poor performance, as determined by the Plan Administrator in its discretion.
B. Severance Bonus
If an associate who is otherwise eligible for an annual cash bonus (“Annual Cash Bonus”) under the Capital One Financial Corporation Managing Vice President and Below Corporate Incentive Plan Standard or the Capital One Financial Corporation Senior Executive Corporate Incentive Plan Standard, or any such successor plan or standard (each as applicable, the “CIP”) is involuntarily terminated due to restructuring or poor performance, as determined by the Plan Administrator, and such termination occurs on or after April 1st of the annual performance period, the associate will be eligible for a cash bonus equivalent to their full (or prorated, as applicable) Annual Cash Bonus under the applicable CIP (“Severance Bonus”), which will be paid at the same time as the Severance Payment. In the event of termination due to restructuring, the Severance Bonus will be based on the mid-point of the target bonus range(s) for the associate’s Annual Cash Bonus under the applicable CIP and will be prorated based on the associate’s period of employment in that performance period. In the event of termination due to poor performance, the Severance Bonus will be based on the mid-point of the bonus range(s) for an “Inconsistent” rating for the associate’s Annual Cash Bonus under the applicable CIP and will be prorated based on the associate’s period of employment in that performance period. If the Annual Cash Bonus has been approved by the Capital One Financial Corporation Board of Directors (“Board of Directors”) at the time of the associate’s separation, the amount of the Severance Bonus will be equal to the actual approved Annual Cash Bonus amount.
C. Outplacement Services
Outplacement services will be made available to eligible associates impacted by restructuring, as determined in the discretion of the Plan Administrator. Participants will receive up to twelve (12) months of outplacement services to be provided by a nationally recognized outplacement services firm selected by Capital One. Participants must begin using these outplacement services within 90 days of the termination date. If the associate’s termination is for reasons other than restructuring, the associate is not eligible for outplacement services.
D. Subsidized COBRA Coverage Payment

Eligible associates can elect to continue their health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and receive subsidized coverage from Capital One pursuant to the terms set forth in Appendices A through E, as applicable.
In such case, Capital One will directly pay the COBRA administrator on the participant's behalf an amount equal to the employer-paid health care coverage premium in effect at that time for the same coverage for active employees, plus a 2% administrative fee. The participant will remain responsible for the remainder of the COBRA premium. The participant's COBRA coverage subsidy from Capital One will continue for the period set forth in the applicable Appendix. Participants on a Non-Competition Agreement or similar restrictive covenant agreement (collectively, “NCA”) or Garden Transition Period Agreement (“GTPA”) will receive the greater of the COBRA benefit provided under the NCA or GTPA, as applicable, or the Plan, but not both.
E. Retraining Educational Assistance Program
Eligible associates, who are impacted by restructuring, as determined in the discretion of the Plan Administrator, are eligible to participate in the Capital One Retraining Educational Assistance Program, subject to and in accordance with the provisions of that program as in effect from time-to-time. Associates who participate will be provided with retraining assistance with a value of up to $3,000 for educational expenses. Information about such program shall be set forth in a separate written document.
Section IV. Compliance with Obligations
A. Compliance Obligations
In order to receive benefits pursuant to the Plan, participants must comply with the following obligations, each as further specified in the Letter Agreement, and such other obligations as determined in the discretion of the Plan Administrator.
1. Compliance with Confidentiality Obligations of Capital One
The participant must agree to comply with all confidentiality obligations outlined in the Letter Agreement.
2. Non-Solicitation of Employees
Any associate otherwise eligible under the Plan, who is required to sign a non solicitation of employee agreement pursuant to Capital One policy or practice, as determined by the Plan Administrator, and who has not signed the most current non-solicitation of employee agreement with Capital One in effect as of the date of the associate’s termination of employment, as determined by the Plan Administrator, restricting such associate from soliciting other associates for a specific time period following such associate’s separation from service, shall be required to execute a non-solicitation of employee covenant in a form acceptable to Capital One as part of the Letter Agreement. Any non-solicitation of employee covenant signed as part of the Letter Agreement will supersede any non-solicitation of employee covenant with Capital One previously signed by the associate, unless otherwise determined by the Plan Administrator.
3. Full Cooperation
The participant must agree to comply with the cooperation obligations outlined in the Letter Agreement.

4. Return of Work Property
Unless otherwise agreed to by Capital One in writing, the participant must comply with the obligation to return Capital One property, including confidential information, as provided in the Letter Agreement.
B. Repayment Obligations
Under the following circumstances, as outlined in the Letter Agreement, the participant will be required to repay to Capital One any payments received pursuant to the Plan.
1. Re-employment with Capital One
In the event a participant is rehired as a Capital One associate between the participant’s separation date and the period of time used to calculate their Severance Payment (as defined in Appendices A through E, as applicable), the participant will be required to repay a prorated portion of the Severance Payment received as a condition of re-employment with Capital One. The amount of the repayment will be based on the number of days between the participant’s separation date and the date of re-employment (“Period of Separation”), and will be an amount equal to the difference between (i) the Severance Payment received; and (ii) that portion of the Severance Payment that is calculated based on the Period of Separation.
2. Repayment of Amounts Owed to Capital One
To the fullest extent permitted by applicable law, if the participant fails to repay any amounts owed to Capital One (including, without limitation, overpayment of salary, bonus, vacation pay, severance benefits or personal expenditures on a Capital One credit card), the Plan shall be entitled to a return of some or all of the payment(s) and benefits provided to the participant pursuant to the Plan. In any such event, Capital One shall also be entitled to any appropriate remedy, including, without limitation, the equitable remedy of constructive trust.
3. Participant’s Eligibility for Plan Benefits
To the fullest extent permitted by applicable law, if it is subsequently determined that the participant's employment could have been terminated for Cause or the participant was otherwise ineligible for benefits under the Plan, as determined in the Plan Administrator's discretion, the Plan shall be entitled to a return of some or all of the payment(s) and benefits provided to the participant pursuant to the Plan. In any such event, Capital One shall also be entitled to any appropriate remedy, including, without limitation, the equitable remedy of constructive trust.
Section V. Plan Administration
Capital One has designated the Capital One Benefits Committee (the “Benefits Committee”) as the Plan Administrator, which is the named fiduciary of the Plan and has the discretionary power to administer the Plan. Notwithstanding this or any other provision of the Plan however, the Compensation Committee of the Board of Directors (“Compensation Committee”) must approve and recommend to the Independent Members of the Board of Directors (as that term is defined in the charter of the Compensation Committee) all determinations as to eligibility and benefits payable under the Plan to members of the Executive Committee, including the authority to make any exceptions under the Plan, and the Independent Members of the Board of Directors shall have the authority to make such determinations.

All references in the Plan to the Plan Administrator in connection with members of the Executive Committee shall be deemed to refer to the Compensation Committee.
The Plan Administrator's discretionary powers include, but are not limited to, the power to:
A. Make and enforce such rules and regulations as the Plan Administrator deems necessary or proper for the efficient administration of the Plan;
B. Interpret the Plan, to decide all questions concerning the Plan, including without limitation the right to remedy possible ambiguities, inconsistencies, or omissions, by general rule or particular decision, and to determine the eligibility of any person to participate in the Plan and the entitlement of any person to any benefits under the Plan;
C. Make and approve any exceptions under the Plan, including but not limited to increasing or decreasing amounts payable under the Plan and granting benefits to associates who terminate for reasons other than restructuring or poor performance; and
D. Appoint other persons to render it advice and assist it in administering the Plan and to designate other persons to carry out any of its responsibilities under the Plan.
Benefits shall be payable to a participant only if the Plan Administrator so determines in its discretion. Any interpretation, decision, or determination made by the Plan Administrator in good faith shall be final and binding on all persons claiming benefits under the Plan. The Plan Administrator may delegate all or any portion of its duties hereunder (including to decide claims and appeals described in Section VI, below) to one or more individuals or committees and, to the extent of such delegation, any reference herein to the Plan Administrator shall include a reference to such individual or committee.
Section VI. Claims Procedures
An associate at the level of Executive Vice President or below who does not receive benefits to which they believe they are entitled under the Plan may file a written claim for such benefits with the Plan Administrator or its delegate. For purposes hereof, unless otherwise determined by the Plan Administrator, the power to determine such claims with respect to participants at the level of Executive Vice President or below is hereby delegated to the Executive in Charge of Severance. The written claim should include the benefits being claimed and the reason(s) the claimant believes they are entitled to such benefits. The claimant may designate, in writing on such form as may be provided by the Plan Administrator or is otherwise acceptable to the Plan Administrator, an authorized representative to act on their behalf in pursuing the claim or a subsequent appeal. The claimant must exhaust their rights under these claims procedures before they may file suit to recover any benefits claimed.
Claims by associates who are at the level of Executive Vice President or below should be sent to:

Capital One HR Services/ Transactions / Severance Team
15000 Capital One Dr.
Richmond, VA 23238
Or via Email: HRHelpCenter@capitalone.com (addressed to the attention of the Capital One Severance Claims Administrator)

Within 90 days of filing a claim, the claimant will receive written notice of the grant or denial of the claim. If special circumstances require an extension of time to consider the claim, the claimant will be notified in writing of the need for an extension prior to the expiration of the initial 90-day period. The notice of extension will explain the reasons for the extension and will indicate a date by which the Plan Administrator expects to make a decision. The extension may not exceed 90 days, for a total of 180 days from the date the claim was initially filed.
If the claim is being denied, the notice will explain the reason for the denial, cite the Plan provisions on which it is based, describe the procedure for appealing the decision, and explain the claimant's right to file suit under section 502 of ERISA following denial of the claim on appeal. The notice also will describe any additional material or information necessary to demonstrate eligibility for the benefits requested.
Within 60 days of receiving a denial notice, the claimant may submit a written appeal to the Plan Administrator or its delegate requesting a review of the denial. For purposes hereof, unless otherwise determined by the Plan Administrator, the power to determine such claims with respect to participants at the level of Executive Vice President or below is hereby delegated to the Chief Human Resources Officer.
During this 60-day period, the claimant may also review and receive copies of relevant documents and may submit written issues, comments and additional information to the Plan Administrator. The Plan Administrator will consider all new information submitted by the claimant without regard to whether the information was submitted or considered during the initial claim.
Within 60 days after the request for review is received, a decision on appeal will be made. If special circumstances require an extension of time to consider the appeal, the claimant will be notified in writing of the need for an extension prior to the expiration of the initial 60-day period. The notice of extension will explain the reasons for the extension and will indicate a date by which the Plan Administrator expects to make a decision. The extension may not exceed 60 days, for a total of 120 days from the date the appeal was initially filed. If the claim is being denied upon appeal, the claimant will receive a written decision, including the basis for the decision, references to the Plan provisions on which the decision is based, a statement that the claimant has a right to receive copies of all documents relevant to the claim, and an explanation of the claimant's right to sue under section 502 of ERISA following the denial on appeal. To the extent permitted by law, the decision of the Plan Administrator on appeal is final and binding on all parties.
Notwithstanding the above, the Compensation Committee must review and recommend its determination of any claims or appeals brought by an Executive Committee member to the Independent Members of the Board of Directors, which shall decide all claims and appeals hereunder with respect to any such participant.
In no event may any legal or equitable action for benefits under the Plan be brought in a court of law or equity with respect to any claim for benefits more than one (1) year after the final denial of the appeal by the Plan Administrator (or, as applicable, the Independent Members of the Board of Directors).
Section VII. Amendment and Termination
The Plan may be amended in whole or in part, prospectively or retroactively, at any time and from time to time, by action of the Benefits Committee or its delegate, provided that no such amendment may relate to eligibility or benefits payable under the Plan to any Executive Committee member. The Compensation Committee must approve and recommend to the Independent Members of the Board of Directors all amendments related to eligibility and benefits payable under the Plan to members of the Executive

Committee, and the Independent Members of the Board of Directors shall have the authority to adopt such amendments.
The Benefits Committee or the Independent Members of the Board of Directors, or their designee(s) (as applicable) will affect any such amendment by adopting a resolution setting forth, or incorporating the specific terms of, the amendment or by approving the amendment itself. Notwithstanding the foregoing, no amendment to the Plan will apply to change the amount of any Severance Payment that begins before the amendment is adopted (or made effective, if later). The appropriate officers of Capital One may take all actions necessary or appropriate to implement any amendment to the Plan.
Capital One has no obligation to maintain the Plan for any particular length of time, and reserves the right to discontinue or, by action of the Independent Members of the Board of Directors, to terminate the Plan, partially or in its entirety, as of any date specified by the Independent Members of the Board of Directors (or its delegate) by duly adopted written instrument.
Section VIII. Miscellaneous
A. Impact of Other Benefits on Severance Benefits
If a participant will receive benefits pursuant to a disability certification under the Capital One disability benefit program as defined in its Summary Plan Description or pursuant to a Workers' Compensation certification, such benefits shall have no impact on Severance Payment provided hereunder, and Severance Payment provided under this Plan shall have no impact on such disability or Worker’s Compensation benefits.
B. Interaction with WARN Act
This Plan is not intended to duplicate payments already required by the Worker Adjustment and Retraining Notification Act or any similar state or local law requiring prior notice of plant closing or mass layoff (collectively, “WARN”). Therefore, notwithstanding any of the above, benefits payable under the Plan will be reduced by any payments required to be provided to eligible associates pursuant to WARN, without regard to whether the associate asserts such rights. Continued payment of compensation for services performed during a notice period, however, will not count against any benefits payable under the Plan.
C. Severance Payment Distribution
The Severance Payment shall be paid to the participant in a lump sum within 60 days of Capital One’s receipt of the participant's fully executed Letter Agreement (but to the extent the payment is intended to be subject to the short-term deferral rule under Section 409A of the Internal Revenue Code of 1986, in no event later than March 15th of the year after the participant’s termination of employment occurs).
D. Taxation
Cash payments under this Plan are treated as wages for federal income tax purposes. Capital One makes appropriate arrangements to take deductions from Plan payments for withholding taxes. The associate is responsible for all taxes on Plan benefits to the extent that no taxes are withheld, irrespective of whether withholding is required.
Payments under this Plan are intended to be excluded from coverage under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). However, notwithstanding any provision of this Plan to the contrary, if, at the time of the participant's termination of employment, the participant is a "specified employee" as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by the participant pursuant to this Plan would constitute deferred compensation subject to Section 409A, such payment or benefit under this Plan shall be delayed until the earlier of (a) the date that is six (6) months following the participant's termination of employment, or (b) the participant's death. The provisions of this paragraph shall only apply to the extent required to avoid the participant's incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Plan would cause the participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Capital One may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
E. Funding of the Plan
Associates do not pay for coverage under the Plan, and the benefits provided under the Plan are paid solely from Capital One's general assets. Capital One is not required to maintain any fund or to segregate any amount for the benefit of any associate under the Plan, and no associate has any claim against, right to, or security or other interest in, any fund, account or asset of Capital One from which any Plan payment may be made.
F. Payments to Estates
If a participant dies before receiving all Severance Payment due under the Plan, any remaining payments are made to the participant's estate.
G. Plan Document Governs
The extent of eligibility for Plan benefits is governed solely and in all respects by the terms of the Plan. The Plan Administrator has ultimate authority to interpret the Plan.
H. Severability
If any Plan provision is held illegal or invalid for any reason, such illegality or invalidity does not affect remaining parts of the Plan, and the Plan is applied as if the illegal or invalid provision was never part of the Plan.

I. Not an Employment Contract
Nothing in this Plan or any action taken with respect to it shall be construed as an employment contract or confer upon any person the right to continue employment with Capital One.
J. Plan Year
The records of the Plan shall be maintained on the basis of a 12-month period beginning on each January 1 and ending each December 31.
K. Governing Law
The Plan is construed, administered and regulated in accordance with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, and to the extent not preempted thereby, in accordance with Virginia laws.

Adoption of the Plan
To record the adoption of the Amended and Restated Plan document, effective as of October 5, 2022, Capital One has caused this document to be signed by its duly authorized officer on the date set forth below.

CAPITAL ONE FINANCIAL CORPORATION
By:     /s/ Jory Berson
Title: Chief Human Resources Officer
Date:     October 5, 2022

Appendix
Executive Committee (EC)∗
The severance benefits for an EC member holding a President or “C” role title shall be the following amount or such lesser amount as determined by the Plan Administrator:
•Severance Payment in an amount up to 30% of the associate’s Target Total Compensation (“TTC”) as defined in the most recent Total Compensation Statement Capital One provided the associate prior to the associate’s termination; plus
•Subsidized COBRA coverage for a period of 18 months.
For purposes hereof, TTC with respect to a Performance Year (as defined below) shall mean the cash value of all target amounts designated as being part of the Executive’s annual compensation by the Company in the most recent Total Compensation Statement (or any similar document setting forth the Executive’s total annual compensation) for that Performance Year. TTC shall not include retention awards, spot bonus awards, sign-on bonuses, special equity awards, the value of Company provided benefits, pay associated with perquisites or relocation, and other bonuses and incentives not communicated as part of the Executive’s total target annual compensation as set forth in his Total Compensation Statement.
Performance Year shall mean the 12-month period of time over which an Executive's Target Total Compensation is calculated, as designated by the Company. At the discretion of the Plan Administrator, Severance Payments may also be deemed to include all or a portion of commissions and sales incentive pay.

∗ Refers to internal job levels as determined by the Plan Administrator.